Exhibit 23.1


                        CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated December 8, 1998 (January 8, 1999, as to Note 8), relating to the balance sheets of XATA Corporation as of September 30, 1998 and 1997, and the related statements of operations, shareholder's equity, and cash flows for each of the two years in the period ended September 30, 1998, which report appears in the Company's Annual Report on Form 10-KSB for the year ended September 30, 1998 and to the reference to our Firm under the caption "Experts" in the Prospectus.



                                                         McGladrey & Pullen, LLP


Minneapolis, Minnesota
July 9, 1999